Exhibit 10.35.1
2016 Director Compensation
Compensation for non-employee directors for the fiscal year ended December 31, 2016 was as follows:

•	$45,000 annual retainer paid in equal quarterly installments in July, October, February, and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid in equal quarterly installments in July, October, February, and April;

•	Annual retainer fees of $26,000, $15,000 and $10,000 for the chairs of the Audit and Finance, Compensation, and Nominating and Governance Committees, respectively;

•	Annual retainer fees of $13,000, $7,500, and $5,000 for committee members of the Audit and Finance, Compensation and Nominating and Governance Committees, respectively.

•
10,000 restricted stock units to each non-employee director upon initial election or appointment to the Board, which units vest as to 25% of the underlying shares on each annual anniversary of the grant date until fully vested on the fourth anniversary of the grant date; and

•
8,000 restricted stock units annually to each non-employee director on the date of his re-election at the Annual Meeting, which units vest as to 100% of the underlying shares on the anniversary of the grant date.

Note: Please note that Directors are not separately compensated for their service on the Pricing Committee. In addition, in February 2017, the Compensation Committee in consultation with its independent compensation consultant Semler Brossy Consulting Group eliminated the 10,000 restricted stock unit grant to new non-employee directors joining the Board. Instead, the Compensation Committee and Board will evaluate the need for any such grant and any applicable amount on an as-needed basis.